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                                                                   EXHIBIT 10.14

[LETTERHEAD OF CATALYTICA]                                       Jack Hart
                                                                 Vice President
                                                                 Human Resources

 Mr. Peter B. Evans                                  March 26, 1999
 3989 North Peardale Drive
 Lafayette, CA 94549

 Dear Peter:

 Dennis and I are pleased to confirm this revised offer of employment as Senior Vice President Business Development for Catalytica Combustion Systems. As you know, CCSI is entering an exciting period in its growth and we look forward to you contributing significantly to our future. Specifics of the offer are listed below:

 Compensation
 ------------

 The CCSI compensation philosophy is to pay competitive salaries and to skew incentive compensation significantly towards the long-term through stock options. This provides the opportunity for significant wealth generation consistent with the growth stage of the business.

 In accordance with the above approach, your salary will be $13,333 per month, which annualizes to $180,000. You will be eligible for an annual bonus opportunity in 1999 at a target of 12.5% of your salary, prorated for service during the calendar year. For 1999 we will guarantee you a minimum bonus of $15,000 provided you are an active employee on 12/31/99. You will be eligible for annual options with a target value of 89% of your salary for 1999. As part of your hiring agreement you will be granted options in the amount of 8,000 shares of Catalytica Combustion Systems and 3,000 shares of Catalytica Inc. These options (vesting is 25% per year) will be granted shortly after your start date and will be priced at the date of grant. Consistent with our option methodology, these initial options have a value of approximately $200,000. You will also receive a sign-on bonus of $10,000 to offset the appreciation in your current options and to help cover non-reimbursable expenses associated with your move. You will receive the sign-on bonus in your first paycheck from Catalytica.

 Peter, please recognize that stock option values and future bonus awards are not guaranteed. They will be based on company and individual performance.

 Note: Your next merit increase and option grant review will be March of 2000
 ----
 per our standard compensation process.

 Benefits:
 --------

 Effective upon your date of hire, you and your eligible dependents will be covered under the Catalytica, Inc. health (medical, dental, vision and prescription drugs), long term disability, and life insurance plans. In addition, starting July 1st you will be eligible to participate in the Employee Stock Purchase Plan at a discounted price, and the 401(k) retirement plan that includes a 50% match (up to 6% of your contribution). You will be eligible for 3 weeks paid vacation, holidays and sick time earned on an accrual basis from your date of hire.

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Mr. Peter Evans
March 28, 1999
Page Two

Relocation
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To facilitate the relocation of you and your family, Catalytica will pay the following:

1.  Travel to the Mountain View area:  Reimbursement of mileage expense.
    --------------------------------

2.  Household Belongings:  Movement of your household belongings from your home
    --------------------
    to the Mountain View vicinity. Evelyn Khinoo will help you contact the moving company.

3.  Closing Costs:  Catalytica will cover documented and non-recurring closing
    -------------
    costs (including one point) on the sale of your existing home and on the purchase of your new home.

4.  Loans:  The company will provide you two separate loans to assist you in
    -----
    buying a new home. Your new resident will secure both loans. The first is up to $150,000 at 6% interest will repayment of the principle in 4 equal installments starting after year 4. Interest will be due at the end of the loan (and of year 7). The second is for $100,000. This loan is also at 6% interest. Starting at the end of year 2 and continuing through the end of year 5, 25% of the loan will be forgiven. At the end of year 5, in addition to the final principle repayment, the accumulated interest will be forgiven.

5.  Relocation Eligibility:  We will provide the relocation benefits for up to
    ----------------------
    one year. This should allow you ample time to find the house of your choice. If you decide to sell your house but wait to purchase, we will assist you in finding a suitable rental property.

Reimbursement of Sign-On Bonus and Relocation Costs
---------------------------------------------------

In the event that you should voluntary terminate your employment with Catalytica within the first year from your hire date, you will be required to reimburse a prorated portion of the total cost of relocation and the sign-on bonus. (Example: if you leave the company within 6 months from your employment date, and the total company cost is $40,000, the reimbursement to Catalytica would be $20,000 due and payable upon termination.) The home loans are payable in full if you terminate employment with the Company.

This offer is contingent on acceptable results of a pre-employment drug-screening test. Catalytica must receive results of the drug test before your start date. Please contact Evelyn Khinoo at (650) 940-6323 to make the appropriate arrangements with you.

We look forward to you becoming a key member of the CCSI and Catalytica executive team. Please indicate your acceptance of this offer by signing below and returning the original to me.

Sincerely yours,

/s/ Jack Hart

Jack Hart
Vice President, Human Resources

I accept the offer of employment with Catalytica Combustion Systems, Inc. described in this letter. I understand that this letter is not a contract of employment.

   /s/ Peter B. Evans                     March 28, 1999
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       Peter B. Evans                          Date